File No. 2-84105

811-3757

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N‑1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[X]

Pre‑Effective Amendment No.	[_]

Post‑Effective Amendment No. 45	[X]

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[X]

Amendment No. 45	[X]

(Check appropriate box or boxes.)

DREYFUS PREMIER CALIFORNIA AMT-FREE MUNICIPAL BOND FUND, INC.

(Exact Name of Registrant as Specified in Charter)

c/o The Dreyfus Corporation

200 Park Avenue, New York, New York 10166

(Address of Principal Executive Offices)(Zip Code)

Registrant's Telephone Number, including Area Code: (212) 922-6000

Janette E. Farragher, Esq.

200 Park Avenue

New York, New York 10166

(Name and Address of Agent for Service)

COPY TO:

David Stephens, Esq.

Stroock & Stroock & Lavan LLP

180 Maine Lane

New York, NY 10038-4982

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

Explanatory Note

This Post-Effective Amendment consists of the following:

  Facing sheet of the Registration Statement.
  Part C to the Registration Statement (including signature page).
  Exhibit (n) to Item 28 to the Registration Statement.

This Post-Effective Amendment is being filed solely to file revised Rule 18f-3 Plans as Exhibit (n) to Item 28 to this Registration Statement on Form N-1A.

Part A and Part B of Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A filed on September 28, 2011 pursuant to Rule 485(b) under the Securities Act of 1933, as amended, are incorporated by reference herein.

DREYFUS PREMIER CALIFORNIA AMT-FREE MUNICIPAL BOND FUND, INC

PART C. OTHER INFORMATION

Item 28. Exhibits.

_______ _____________________________________________________

 (a)(i) Articles of Incorporation are incorporated by reference to Exhibit (1)(a) of Post-Effective Amendment No. 21 to the Registration Statement on Form N-1A, filed, on September 3, 1996.

 (a)(ii) Articles of Amendment and Articles Supplementary are incorporated by reference to Exhibit (a)(ii) of Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A, filed, on September 27, 2005.

 (a)(iii) Articles of Amendment are incorporated by reference to Exhibit (a)(iii) of Post-Effective Amendment No. 37 to the Fund’s Registration Statement on Form N-1A, filed on September 26, 2008.

 (a)(iv) Articles of Amendment are incorporated by reference to Exhibit (a)(iv) of Post-Effective Amendment No. 39 to the Fund’s Registration Statement on Form N-1A, filed on December 12, 2008.

 (a)(v) Articles Supplementary are incorporated by reference to Exhibit (a)(v) of Post-Effective Amendment No. 39 to the Fund’s Registration Statement on Form N-1A, filed on December 12, 2008.

 (b) Registrant’s By-Laws are incorporated by reference to Exhibit (b) of Post-Effective Amendment No. 43 to the Fund’s Registration Statement on Form N-1A, filed on September 28, 2011.

 (d) Registrant’s Management Agreement is incorporated by reference to Exhibit (d) of Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A, filed on September 26, 2007.

 (e)(i) Amended and Restated Distribution Agreement is incorporated by reference to Exhibit (e)(i) of Post-Effective Amendment No. 43 to the Fund’s Registration Statement on Form N-1A, filed on September 28, 2011.

 (e)(ii) Forms of Supplement to Service Agreements are incorporated by reference to Exhibit (e)(ii) of Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A, filed on September 26, 2007.

 (g)(i) Amended and Restated Custody Agreement is incorporated by reference to Exhibit (g)(i) of Post-Effective Amendment No. 43 to the Fund’s Registration Statement on Form N-1A, filed on September 28, 2011.

 (g)(ii)  Foreign Custody Manager Agreement is incorporated by reference to Exhibit (g)(iii) of Post-Effective Amendment No. 26 to the Registration Statement on Form N-1A, filed on September 28, 2001.

 (h)(i) Shareholder Services Plan for Classes A, B and C shares is incorporated by reference to Exhibit (h)(i) of Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A, filed, on September 27, 2005.

 (h)(ii) Shareholder Services Plan for Class Z shares is incorporated by reference to Exhibit (a)(ii) of Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A, filed, on September 27, 2005.

 (h)(iii)  Amended and Restated Transfer Agency Agreements are incorporated by reference to Exhibit (h)(iii) of Post-Effective Amendment No. 37 to the Fund’s Registration Statement on Form N-1A, filed on September 26, 2008.

 (i) Opinion and consent of Registrant's Counsel is incorporated by reference to Exhibit (10) of Post-Effective Amendment No. 21 to the Registration Statement on Form N-1A, filed, on September 3, 1996.

 (j) Consent of Independent Registered Public Accounting Firm is incorporated by reference to Exhibit (j) of Post-Effective Amendment No. 43 to the Fund’s Registration Statement on Form N-1A, filed on September 28, 2011.

(m) Distribution Plan is incorporated by reference to Exhibit (m) of Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A, filed, on September 27, 2005.

(n) 18f-3 Plan*

(p) Code of Ethics are incorporated by reference to Exhibit (p) of Post-Effective Amendment No. 37 to the Fund’s Registration Statement on Form N-1A, filed on September 26, 2008.

(p)(i) Code of Ethics for the Non-management Board Members of the Dreyfus Family of Funds is incorporated by reference Exhibit (p)(i) of Post-Effective Amendment No. 41 to the Fund’s Registration Statement on Form N-1A, filed on September 28, 2010.

Other Exhibits

(a) Power of Attorney is incorporated by reference to Other Exhibits (a) of Post-Effective Amendment No. 41 to the Fund’s Registration Statement on Form N-1A, filed on September 28, 2010.

(b) Certificate of Assistant Secretary is incorporated by reference to Other Exhibits (b) of Post-Effective Amendment No. 41 to the Fund’s Registration Statement on Form N-1A, filed on September 28, 2010.

____________________

* Filed herewith.

Item 29. Persons Controlled by or under Common Control with Registrant.

_______ ______________________________________________________________

  Not Applicable

Item 30.  Indemnification

_______  _______________

 The Statement as to the general effect of any contract, arrangements or statue under which a Board member, officer, underwriter or affiliated person of the Registrant is insured or indemnified in any manner against any liability which may be incurred in such capacity, other than insurance provided by any Board member, officer, affiliated person or underwriter for their own protection, is incorporated by reference to Item (b) of Part C of Post-Effective Amendment No. 34 to the Registration Statement on Form N-1A, filed on September 27, 2006.

   Reference is hereby made to the following: Article VIII of the Registrant's By-Laws, as amended, filed herewith; and Section 1.10 of the Amended and Restated Distribution Agreement, filed herewith.

Item 31. Business and Other Connections of Investment Adviser.

_______ ____________________________________________________

   The Dreyfus Corporation ("Dreyfus") and subsidiary companies comprise a financial service organization whose business consists primarily of providing investment management services as the investment adviser, manager and distributor for sponsored investment companies registered under the Investment Company Act of 1940 and as an investment adviser to institutional and individual accounts. Dreyfus also serves as sub-investment adviser to and/or administrator of other investment companies. MBSC Securities Corporation, a wholly-owned subsidiary of Dreyfus, serves primarily as a registered broker-dealer of shares of investment companies sponsored by Dreyfus and of other investment companies for which Dreyfus acts as investment adviser, sub-investment adviser or administrator.

Item 31. Business and Other Connections of Investment Adviser (continued)
  Officers and Directors of Investment Adviser

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

Jonathan Baum Chief Executive Officer and Chair of the Board	MBSC Securities Corporation++	Chief Executive Officer Chairman of the Board	3/08 - Present 3/08 - Present

J. Charles Cardona President and Director	MBSC Securities Corporation++	Director Executive Vice President	6/07 – Present 6/07 - Present

	Universal Liquidity Funds plc+	Director	4/06 - Present

Diane P. Durnin Vice Chair and Director	None

Robert G. Capone Director	MBSC Securities Corporation++	Executive Vice President Director	4/07 - Present 4/07 - Present
	The Bank of New York Mellon*****	Vice President	2/06 - Present

Mitchell E. Harris Director	Standish Mellon Asset Management Company LLC Mellon Financial Center 201 Washington Street Boston, MA 02108-4408	Chairman Chief Executive Officer Member, Board of Managers	2/05 – Present 8/04 – Present 10/04 - Present

	Alcentra NY, LLC++	Manager	1/08 - Present

	Alcentra US, Inc. ++	Director	1/08 - Present

	Alcentra, Inc. ++	Director	1/08 - Present

	BNY Alcentra Group Holdings, Inc. ++	Director	10/07 - Present

	Pareto New York LLC++	Manager	11/07 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	Standish Ventures LLC Mellon Financial Center 201 Washington Street Boston, MA 02108-4408	President Manager	12/05 - Present 12/05 - Present

	Palomar Management London, England	Director	12/97 - Present

	Palomar Management Holdings Limited London, England	Director	12/97 - Present

	Pareto Investment Management Limited London, England	Director	9/04 - Present

Jeffrey D. Landau Executive Vice President and Director	The Bank of New York Mellon+	Executive Vice President	4/07 - Present
	Allomon Corporation+	Treasurer	12/07 - Present

	APT Holdings Corporation+	Treasurer	12/07 - Present

	BNY Mellon, N.A.+	Treasurer	7/07 - 1/10
	Mellon Funding Corporation+	Treasurer	12/07 - 12/09
	The Bank of New York Mellon Corporation+	Treasurer	7/07 - 1/10
	MBSC Securities Corporation++	Executive Vice President Director	1/10 – Present 1/10 – Present

Christopher E. Sheldon Chief Investment Officer, Executive Vice President and Director	Mellon Global Investing Corp. +	Senior Vice President	5/08 - Present
	BNY Mellon, National Association+	Managing Director	7/09 – Present
	The Bank of New York Mellon*****	Managing Director	7/09 - Present

Bradley J. Skapyak Chief Operating Officer and Director	MBSC Securities Corporation++	Executive Vice President	6/07 - Present
	The Bank of New York Mellon****	Senior Vice President	4/07 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	The Dreyfus Family of Funds++	President	1/10 - Present

	Dreyfus Transfer, Inc. ++	Chairman Director Senior Vice President	5/11 - Present 5/10 - Present 5/10 - 5/11

Dwight Jacobsen Executive Vice President and Director	MBSC Securities Corporation++	Executive Vice President Director	6/08 – Present 6/08 – Present

Patrice M. Kozlowski Senior Vice President – Corporate Communications	None

Gary Pierce Controller	The Bank of New York Mellon *****	Vice President	7/08 - Present

	BNY Mellon, National Association +	Vice President	7/08 - Present

	Laurel Capital Advisors, LLP+	Chief Financial Officer	5/07 - Present

	MBSC Securities Corporation++	Director Chief Financial Officer	6/07 – Present 6/07 - Present

	Founders Asset Management, LLC****	Assistant Treasurer	7/06 - 12/09
	Dreyfus Consumer Credit Corporation ++	Treasurer	7/05 - 8/10

	Dreyfus Transfer, Inc. ++	Chief Financial Officer Treasurer	7/05 - Present 5/11- Present

	Dreyfus Service Organization, Inc.++	Treasurer	7/05 – Present

	Seven Six Seven Agency, Inc. ++	Treasurer	4/99 - Present

Joseph W. Connolly Chief Compliance Officer	The Dreyfus Family of Funds++	Chief Compliance Officer	10/04 - Present
	Laurel Capital Advisors, LLP+	Chief Compliance Officer	4/05 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	BNY Mellon Funds Trust++	Chief Compliance Officer	10/04 - Present
	MBSC Securities Corporation++	Chief Compliance Officer	6/07 – Present

Christopher O'Connor Chief Administrative Officer	MBSC Securities Corporation++	Executive Vice President Senior Vice President	12/11 – Present 5/06 – 12/11

Gary E. Abbs Vice President – Tax	The Bank of New York Mellon+	First Vice President and Manager of Tax Compliance	12/96 - Present
	Dreyfus Service Organization++	Vice President – Tax	1/09 - Present

	Dreyfus Consumer Credit Corporation++	Chairman President	1/09 – 8/10 1/09 – 8/10

	MBSC Securities Corporation++	Vice President – Tax	1/09 - Present

Jill Gill Vice President – Human Resources	MBSC Securities Corporation++	Vice President	6/07 – Present
	The Bank of New York Mellon *****	Vice President	7/08 – Present

	BNY Mellon, National Association +	Vice President	7/08 - Present

Joanne S. Huber Vice President – Tax	The Bank of New York Mellon+	State & Local Compliance Manager	7/07 - Present

	Dreyfus Service Organization++	Vice President – Tax	1/09 – Present

	Dreyfus Consumer Credit Corporation++	Vice President – Tax	1/09 – 8/10

	MBSC Securities Corporation++	Vice President – Tax	1/09 – Present

Anthony Mayo Vice President – Information Systems	None

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
John E. Lane Vice President	A P Colorado, Inc. +	Vice President – Real Estate and Leases	8/07 - Present
	A P East, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	A P Management, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	A P Properties, Inc. +	Vice President – Real Estate and Leases	8/07 - Present
	Allomon Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	AP Residential Realty, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	AP Wheels, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	BNY Mellon, National Association +	Vice President – Real Estate and Leases	7/08 - Present
	Citmelex Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	Eagle Investment Systems LLC 65 LaSalle Road West Hartford, CT 06107	Vice President– Real Estate and Leases	8/07 - Present
	East Properties Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	FSFC, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	Holiday Properties, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	MBC Investments Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	MBSC Securities Corporation++	Vice President– Real Estate and Leases	8/07 - Present
	MELDEL Leasing Corporation Number 2, Inc. +	Vice President– Real Estate and Leases	7/07 - Present
	Mellon Bank Community Development Corporation+	Vice President– Real Estate and Leases	11/07 - Present
	Mellon Capital Management Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	Mellon Financial Services Corporation #1+	Vice President– Real Estate and Leases	8/07 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Mellon Financial Services Corporation #4+	Vice President – Real Estate and Leases	7/07 - Present
	Mellon Funding Corporation+	Vice President– Real Estate and Leases	12/07 - Present
	Mellon Holdings, LLC+	Vice President– Real Estate and Leases	12/07 - Present
	Mellon International Leasing Company+	Vice President– Real Estate and Leases	7/07 - Present
	Mellon Leasing Corporation+	Vice President– Real Estate and Leases	7/07 - Present
	Mellon Ventures, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	Melnamor Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	MFS Leasing Corp. +	Vice President– Real Estate and Leases	7/07 - Present
	MMIP, LLC+	Vice President– Real Estate and Leases	8/07 - Present
	Pareto New York LLC++	Vice President– Real Estate and Leases	10/07 - Present
	Pontus, Inc. +	Vice President– Real Estate and Leases	7/07 - Present
	Promenade, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	RECR, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	Technology Services Group, Inc.*****	Senior Vice President	6/06 - Present

	Tennesee Processing Center LLC*****	Managing Director	5/08 - Present

	Texas AP, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	The Bank of New York Mellon*****	Vice President – Real Estate and Leases	7/08 - Present
	The Bank of New York Mellon Corporation*****	Executive Vice President	8/07 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Trilem, Inc. +	Vice President– Real Estate and Leases	8/07 - Present

Kathleen Geis Vice President	BNY Mellon, National Association+	Managing Director	7/09 - Present
	BNY Mellon Distributors Holdings, Inc. +	Vice President - Real Estate	7/11 - Present
	BNY Mellon Investment Servicing (US) Inc. +	Vice President - Real Estate	7/11 - Present
	BNY Mellon Performance & Risk Analytics, LLC+	Vice President - Real Estate	7/11 - Present
	BNY Mellon Trust Company of Illinois+	Vice President - Real Estate	7/11 - Present
	BNY Mellon Trust of Delaware+	Vice President - Real Estate	7/11 - Present
	Eagle Investment Systems LLC+	Vice President - Real Estate	7/11 - Present
	Ivy Asset Management LLC+	Vice President - Real Estate	7/11 - Present
	Mellon Capital Management Corporation***	Vice President - Real Estate	7/11 - Present
	Mellon Financial Services Corporation #1+	Vice President - Real Estate	7/11 - Present
	Mellon Holdings LLC+	Vice President - Real Estate	7/11 - Present
	Mellon Investor Services LLC+	Vice President - Real Estate	7/11 - Present
	Pareto New York LLC*****	Vice President - Real Estate	7/11 - Present
	SourceNet Solutions, Inc. +	Vice President - Real Estate	7/11 - Present
	Technology Services Group, Inc. +	Vice President - Real Estate	7/11 - Present
	Tennessee Processing Center LLC+	Vice President - Real Estate	7/11 - Present
	The Bank of New York Mellon Trust Company, National Association+	Vice President - Real Estate	7/11 - Present
	Alcentra US, Inc. ++	Vice President - Real Estate	7/11 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	BNY Mellon Capital Markets LLC++	Vice President - Real Estate	7/11 - Present
	Pershing LLC*****	Vice President - Real Estate	7/11 - Present
	The Bank of New York Mellon+	Managing Director	7/09 - Present
	MBNA Institutional PA Services, LLC+	Managing Director Senior Vice President	7/09 - Present 10/06 - 7/09

Dean M. Steigauf Vice President	BNY Mellon, National Association+	Vice President	7/09 - Present
	BNY Mellon Distributors Holdings, Inc. +	Vice President - Real Estate	7/11 - Present
	BNY Mellon Investment Servicing (US) Inc. +	Vice President - Real Estate	7/11 - Present
	BNY Mellon Performance & Risk Analytics, LLC+	Vice President - Real Estate	7/11 - Present
	BNY Mellon Trust Company of Illinois+	Vice President - Real Estate	7/11 - Present
	BNY Mellon Trust of Delaware+	Vice President - Real Estate	7/11 - Present
	Eagle Investment Systems LLC+	Vice President - Real Estate	7/11 - Present
	Ivy Asset Management LLC+	Vice President - Real Estate	7/11 - Present
	Mellon Capital Management Corporation***	Vice President - Real Estate	7/11 - Present
	Mellon Financial Services Corporation #1+	Vice President - Real Estate	7/11 - Present
	Mellon Holdings LLC+	Vice President - Real Estate	7/11 - Present
	Mellon Investor Services LLC+	Vice President - Real Estate	7/11 - Present
	Pareto New York LLC*****	Vice President - Real Estate	7/11 - Present
	SourceNet Solutions, Inc. +	Vice President - Real Estate	7/11 - Present
	Technology Services Group, Inc. +	Vice President - Real Estate	7/11 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Tennessee Processing Center LLC+	Vice President - Real Estate	7/11 - Present
	The Bank of New York Mellon Trust Company, National Association+	Vice President - Real Estate	7/11 - Present
	Alcentra US, Inc. ++	Vice President - Real Estate	7/11 - Present
	BNY Mellon Capital Markets LLC++	Vice President - Real Estate	7/11 - Present
	Pershing LLC*****	Vice President - Real Estate	7/11 - Present
	The Bank of New York Mellon+	Vice President	12/02 - Present

James Bitetto Secretary	The Dreyfus Family of Funds++	Vice President and Assistant Secretary	8/05 - Present

	MBSC Securities Corporation++	Assistant Secretary	6/07 - Present

	Dreyfus Service Organization, Inc.++	Secretary	8/05 - Present

	The Dreyfus Consumer Credit Corporation++	Vice President	2/02 - 8/10

	Founders Asset Management LLC****	Assistant Secretary	3/09 - 12/09

*	The address of the business so indicated is One Boston Place, Boston, Massachusetts, 02108.
**	The address of the business so indicated is One Bush Street, Suite 450, San Francisco, California 94104.
***	The address of the business so indicated is 50 Fremont Street, Suite 3900, San Francisco, California 94104.
****	The address of the business so indicated is 210 University Blvd., Suite 800, Denver, Colorado 80206.
*****	The address of the business so indicated is One Wall Street, New York, New York 10286.
+	The address of the business so indicated is One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.
++	The address of the business so indicated is 200 Park Avenue, New York, New York 10166.
+++	The address of the business so indicated is 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144.
++++	The address of the business so indicated is White Clay Center, Route 273, Newark, Delaware 19711.
+++++	The address of the business so indicated is 4005 Kennett Pike, Greenville, DE 19804.

Item 32. Principal Underwriters
(a) Other investment companies for which Registrant's principal underwriter (exclusive distributor) acts as principal underwriter or exclusive distributor:
1.	Advantage Funds, Inc.
2.	BNY Mellon Funds Trust
3.	CitizensSelect Funds
4.	Dreyfus Appreciation Fund, Inc.
5.	Dreyfus BASIC Money Market Fund, Inc.
6.	Dreyfus BASIC U.S. Government Money Market Fund
7.	Dreyfus BASIC U.S. Mortgage Securities Fund
8.	Dreyfus Bond Funds, Inc.
9.	Dreyfus Cash Management
10.	Dreyfus Connecticut Municipal Money Market Fund, Inc.
11.	Dreyfus Dynamic Alternatives Fund, Inc.
12.	Dreyfus Funds, Inc.
13.	The Dreyfus Fund Incorporated
14.	Dreyfus Government Cash Management Funds
15.	Dreyfus Growth and Income Fund, Inc.
16.	Dreyfus Index Funds, Inc.
17.	Dreyfus Institutional Cash Advantage Funds
18.	Dreyfus Institutional Preferred Money Market Funds
19.	Dreyfus Institutional Reserves Funds
20.	Dreyfus Intermediate Municipal Bond Fund, Inc.
21.	Dreyfus International Funds, Inc.
22.	Dreyfus Investment Funds
23.	Dreyfus Investment Grade Funds, Inc.
24.	Dreyfus Investment Portfolios
25.	The Dreyfus/Laurel Funds, Inc.
26.	The Dreyfus/Laurel Funds Trust
27.	The Dreyfus/Laurel Tax-Free Municipal Funds
28.	Dreyfus LifeTime Portfolios, Inc.
29.	Dreyfus Liquid Assets, Inc.
30.	Dreyfus Manager Funds I
31.	Dreyfus Manager Funds II
32.	Dreyfus Massachusetts Municipal Money Market Fund

33.	Dreyfus Midcap Index Fund, Inc.
34.	Dreyfus Money Market Instruments, Inc.
35.	Dreyfus Municipal Bond Opportunity Fund
36.	Dreyfus Municipal Cash Management Plus
37.	Dreyfus Municipal Funds, Inc.
38.	Dreyfus Municipal Money Market Fund, Inc.
39.	Dreyfus New Jersey Municipal Bond Fund, Inc.
40.	Dreyfus New Jersey Municipal Money Market Fund, Inc.
41.	Dreyfus New York AMT-Free Municipal Bond Fund
42.	Dreyfus New York AMT-Free Municipal Money Market Fund
43.	Dreyfus New York Municipal Cash Management
44.	Dreyfus New York Tax Exempt Bond Fund, Inc.
45.	Dreyfus Opportunity Funds
46.	Dreyfus Pennsylvania Municipal Money Market Fund
47.	Dreyfus Premier California AMT-Free Municipal Bond Fund, Inc.
48.	Dreyfus Premier GNMA Fund, Inc.
49.	Dreyfus Premier Investment Funds, Inc.
50.	Dreyfus Premier Short-Intermediate Municipal Bond Fund
51.	Dreyfus Premier Worldwide Growth Fund, Inc.
52.	Dreyfus Research Growth Fund, Inc.
53.	Dreyfus State Municipal Bond Funds
54.	Dreyfus Stock Funds
55.	Dreyfus Short-Intermediate Government Fund
56.	The Dreyfus Socially Responsible Growth Fund, Inc.
57.	Dreyfus Stock Index Fund, Inc.
58.	Dreyfus Tax Exempt Cash Management Funds
59.	The Dreyfus Third Century Fund, Inc.
60.	Dreyfus Treasury & Agency Cash Management
61.	Dreyfus Treasury Prime Cash Management
62.	Dreyfus U.S. Treasury Intermediate Term Fund
63.	Dreyfus U.S. Treasury Long Term Fund
64.	Dreyfus 100% U.S. Treasury Money Market Fund
65.	Dreyfus Variable Investment Fund
66.	Dreyfus Worldwide Dollar Money Market Fund, Inc.

67.	General California Municipal Money Market Fund
68.	General Government Securities Money Market Funds, Inc.
69.	General Money Market Fund, Inc.
70.	General Municipal Money Market Funds, Inc.
71.	General New York Municipal Money Market Fund
72.	Strategic Funds, Inc.

(b)
Name and principal Business address	Positions and offices with the Distributor	Positions and Offices with Registrant
Jon R. Baum*	Chief Executive Officer and Chairman of the Board	None
Ken Bradle**	President and Director	None
Robert G. Capone****	Executive Vice President and Director	None
J. Charles Cardona*	Executive Vice President and Director	Executive Vice President (Money Market Funds Only)
Sue Ann Cormack**	Executive Vice President	None
John M. Donaghey***	Executive Vice President and Director	None
Dwight D. Jacobsen*	Executive Vice President and Director	None
Mark A. Keleher*****	Executive Vice President	None
James D. Kohley***	Executive Vice President	None
Jeffrey D. Landau*	Executive Vice President and Director	None
William H. Maresca*	Executive Vice President and Director	None
Timothy M. McCormick*	Executive Vice President	None
David K. Mossman***	Executive Vice President	None
Irene Papadoulis**	Executive Vice President	None
Matthew Perrone**	Executive Vice President	None
Bradley J. Skapyak*	Executive Vice President	President
Gary Pierce*	Chief Financial Officer and Director	None
Tracy Hopkins*	Senior Vice President	None
Mercedez Katz**	Senior Vice President	None
Mary T. Lomasney****	Senior Vice President	None
Barbara A. McCann****	Senior Vice President	None
Christopher D. O' Connor*	Senior Vice President	None
Christine Carr Smith*****	Senior Vice President	None

(b)
Name and principal Business address	Positions and offices with the Distributor	Positions and Offices with Registrant
Ronald Jamison*	Chief Legal Officer and Secretary	None
Joseph W. Connolly*	Chief Compliance Officer (Investment Advisory Business)	Chief Compliance Officer
Stephen Storen*	Chief Compliance Officer	Anti-Money Laundering Compliance Officer
Maria Georgopoulos*	Vice President – Facilities Management	None
Stewart Rosen*	Vice President – Facilities Management	None
Karin L. Waldmann*	Privacy Officer	None
Gary E. Abbs***	Vice President – Tax	None
Timothy I. Barrett**	Vice President	None
Gina DiChiara*	Vice President	None
Jill Gill*	Vice President	None
Joanne S. Huber***	Vice President – Tax	None
John E. Lane******	Vice President	None
Kathleen Geis******	Vice President	None
Dean M. Steigauf******	Vice President	None
Donna M. Impagliazzo**	Vice President – Compliance and Anti-Money Laundering Officer	None
Edward A. Markward*	Vice President – Compliance	None
Anthony Nunez*	Vice President – Finance	None
William Schalda*	Vice President	None
John Shea*	Vice President – Finance	None
Christopher A. Stallone**	Vice President	None
Susan Verbil*	Vice President – Finance	None
William Verity*	Vice President – Finance	None
James Windels*	Vice President	Treasurer
James Bitetto*	Assistant Secretary	Vice President and Assistant Secretary
James D. Muir*	Assistant Secretary	None
Barbara J. Parrish***	Assistant Secretary	None
Cristina Rice***	Assistant Secretary	None

*	Principal business address is 200 Park Avenue, New York, NY 10166.
**	Principal business address is 144 Glenn Curtiss Blvd., Uniondale, NY 11556-0144.
***	Principal business address is One Mellon Bank Center, Pittsburgh, PA 15258.
****	Principal business address is One Boston Place, Boston, MA 02108.
*****	Principal business address is 50 Fremont Street, Suite 3900, San Francisco, CA 94104.
******	Principal business address is 101 Barclay Street, New York 10286.

Item 33. Location of Accounts and Records

  1. The Bank of New York Mellon
   One Wall Street
   New York, New York 10286

2. The Bank of New York Mellon
  One Mellon Bank Center
  Pittsburgh, Pennsylvania 15258

  3. DST Systems, Inc.
   1055 Broadway
   Kansas City, MO 64105

  4. The Dreyfus Corporation
   200 Park Avenue
   New York, New York 10166

Item 34. Management Services

  Not Applicable

Item 35. Undertakings

  None

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the Registrant, Dreyfus Premier California AMT-Free Municipal Bond Fund, Inc., has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York on the 24th day of February 2012.

Dreyfus Premier California AMT-Free Municipal Bond Fund, Inc.

BY:	/s/ Bradley J. Skapyak*
Bradley J. Skapyak, PRESIDENT

 Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Bradley J. Skapyak*	President (Principal Executive Officer)	02/24/2012
Bradley J. Skapyak
/s/ James Windels*	Treasurer (Principal Financial and Accounting Officer)	02/24/2012
James Windels
/s/ Joseph S. DiMartino*	Chairman of the Board	02/24/2012
Joseph S. DiMartino
/s/ David W. Burke*	Board Member	02/24/2012
David W. Burke
/s/ William Hodding Carter III*	Board Member	02/24/2012
William Hodding Carter III
/s/ Gordon J. Davis*	Board Member	02/24/2012
Gordon J. Davis
/s/ Joni Evans*	Board Member	02/24/2012
Joni Evans
/s/ Ehud Houminer*	Board Member	02/24/2012
Ehud Houminer
/s/ Richard C. Leone*	Board Member	02/24/2012

Richard C. Leone
/s/ Hans C. Mautner*	Board Member	02/24/2012
Hans C. Mautner
/s/ Robin A. Melvin*	Board Member	02/24/2012
Robin A. Melvin
/s/ Burton N. Wallack*	Board Member	02/24/2012
Burton N. Wallack
/s/ John E. Zuccotti*	Board Member	02/24/2012
John E. Zuccotti

*BY:	/s/ John B. Hammalian
John B. Hammalian, Attorney-in-Fact

INDEX OF EXHIBITS

_________________________

Exhibits

28 (n)	Rule 18f-3 Plan